EXHIBIT 10.16


                            Assignment and Assumption

          Assignment and Assumption dated as of January 1, 2000 by and among Allied Digital Technologies Corp., a Delaware corporation having an office at 15 Gilpin Avenue, Hauppauge, New York 11788 ("Assignor"), Disc Graphics, Inc., a Delaware corporation having an office at 10 Gilpin Avenue, Hauppauge, New York 11788 ("Assignee") and Lee Halpern and Larry Halpern, having an address of 16076 Villa Vizcaya, Delray Beach, Florida 33446 (collectively, "Landlord").

                                    RECITALS


          A. Landlord, as landlord, and Assignor, as tenant, are parties to a lease dated as of November 15, 1996 (the "Lease"), covering the building located at 30 Gilpin Avenue, Hauppauge, New York 11788 and more particularly described on Exhibit A attached hereto and made a part hereof (the "Premises").

          B. Assignor desires to assign to Assignee all of Assignor's right, title and interest in and to the Lease and is about to enter into a Sublease of even date herewith between Assignee, as sublandlord, Assignor, as subtenant, for the premises located at 903 Motor Parkway, Hauppauge, New York (the "903 Sublease") as more particularly described in the Sublease.

          C. Assignee desires to assume all of Assignor's rights and obligations in, to and under the Lease from and after the date hereof, and to enter into the 903 Sublease.

          Accordingly, Assignor, Assignee and Landlord agree as follows:

          1. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the Lease. Assignor hereby represents and warrants to Assignee that: (i) the Lease is in full force and effect, (ii) Assignor has received no written notice of default (that remains uncured beyond any applicable notice and cure period) from the landlord under the Lease, (iii) Assignor has not assigned, encumbered or otherwise transferred any interest of Assignor as tenant under the Lease nor subleased any space demised by the Lease,
(iv) Assignor has performed all of its material or monetary obligations under the Lease, and (v) no event has occurred or failed to occur which, with the giving of notice or the passage of time, or both, would constitute a default under the Lease by Assignor.

          2. Assignee hereby assumes all of Assignor's obligations in, to and under the Lease arising or accruing on or after the date hereof and shall defend, indemnify and hold harmless Assignor from all costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by Assignor by reason of Assignee's failure to perform Assignor's obligations under the Lease arising or accruing on or after the date hereof.

          3. Assignor shall defend, indemnify and hold harmless Assignee from all costs, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) imposed upon or incurred by Assignee by reason of Assignor's failure to perform Assignor's obligations under the Lease arising or accruing prior to the date hereof.

          4. Upon the full execution and delivery of this Agreement and the Sublease to Assignor, Assignor shall (i) pay to Landlord a sum equal to $171,118.00 (representing the amount equal to $250,000.00 less $78,882.00 representing additional rent previously paid by Assignor to Landlord for real estate taxes (the "Prepaid Real Estate Taxes")) and (ii) release Landlord of its obligation to refund to Assignor the amount equal to such Prepaid Real Estate Taxes. As further consideration for Landlord's execution of this Agreement, Assignor shall pay Landlord a sum equal to $150,000.00 on February 1, 2000 and a sum equal to $250,000.00 on August 1, 2000 (any such sum paid by Assignor to Landlord being called the "Cancellation Fee").

          5. Articles 3.01 (a), (b) and (c) of the Lease are hereby deleted and the following is hereby inserted in their place:

                    "a. For the period January 1, 2000 through July 31, 2000, $198,070.00 annually, payable in monthly installments of $16,505.83.

                    b. For the period August 1, 2000 through July 31, 2001, $206,032.00 annually, payable in monthly installments of $17,169.33.

                    c. For the period August 1, 2001 through July 31, 2002, $364,150.00 annually, payable in monthly installments of $30,345.83.

                    d. For the period August 1, 2002 through July 31, 2003, $372,430.00 annually, payable in monthly installments of $31,035.83

                    e. For the period August 1, 2003 through July 31, 2004, $430,878.00 annually, payable in monthly installments of $35,906.50.

                    f. For the period August 1, 2004 through July 31, 2005, $439,494.00 annually, payable in monthly installments of $36,624.50.

                    g. For the period August 1, 2005 through July 31, 2006, $444,684.00 annually, payable in monthly installments of $37,057.00.

                    h. For the period August 1, 2006 through July 31, 2007, $449,982.00 annually, payable in monthly installments of $37,498.50.

                    i. For the period August 1, 2007 through January 31, 2008, $227,220.00 for such period, payable in monthly installments of $37,870.00."

          6. Article 8.01 of the Lease is hereby amended by adding the following sentence to the end of said Article:

                    "Notwithstanding the forgoing, Lessee may also use the premises for the manufacture of printed products and cosmetic and home care product sampling devices and containers."

          7. Article 12.01 of the Lease is hereby amended by adding the following sub-article:


                    "i. Notwithstanding the foregoing, Tenant may assign this Lease or sublet all or a portion of the Premises without Landlord's prior consent (i) in connection with the sale of substantially all of Tenant's assets located in the Premises or a sale of Tenant's business, (ii) in connection with a merger, reorganization or consolidation of Tenant, or (iii) in connection with a registered public offering of stock in Tenant."

          8. Article 12.01(b) of the Lease is hereby amended by adding the following language to the beginning of the sub-article:

                    "Except in connection with an assignment or subletting to an entity which is a publicly traded company,".

          9. For the purposes of Article 20.01 of the Lease, the phrase "the condition in which [the Premises] was originally delivered to Lessee" shall mean the condition as it exits on the date hereof.

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          10. For the  purposes  of Article 30 of the Lease,  all notices to the
Assignee, as lessee, shall be addressed to:

                  Disc Graphics, Inc.
                  10 Gilpin Avenue
                  Hauppauge, New York 11788
                  Attention: Margaret Krumholz, CFO

with copy to:

                  Disc Graphics, Inc.
                  10 Gilpin Avenue
                  Hauppauge, New York 11788
                  Attention: Frank A. Bress, Esq.

          11. To the extent applicable, the fixed rent, additional rent, real estate taxes, and operating expenses shall be apportioned as of midnight of the day before the date hereof.

          12. For the purposes of Article  17.02 of the Lease,  the reference to
Section 18.01 of the Lease is amended to read "Section 17.01."

          13. Prior to the date hereof, Assignor shall remove the vacuum pump and all air compressors from the Premises

          14. a. Provided Assignee shall not be in default of its obligations as sublessor under the 903 Sublease, on or before the delivery date (collectively, the "Delivery Dates" (or such other date as may be agreed to by Assignor and Assignee in writing, that date being deemed the respective Delivery Date)) set forth on the table below, Assignor shall deliver to Assignee the respective area (collectively, the "Areas", as more particularly described on Exhibit A) in vacant and broom clean condition.



Delivery Date                            Area(s)
-------------                            -------

January 1, 2000                           1 & 2

February 16, 2000                          3B

March 1, 2000                              3A

                    b. In the event Assignor is unable to deliver any such Area on its respective Delivery Date (provided, however, if the delivery of any such Area is delayed past its respective Delivery Date by reason of acts of God, labor disputes, civil commotion, war, fire or other casualty, inability to procure materials, governmental regulations, statutes, ordinances, restrictions or decrees, or other causes beyond the control of Assignor or Assignee (financial inability excepted) (collectively, "Force Majeure"), such respective Delivery Date shall be extended for a period equivalent to the period of such delay from and after said Delivery Date), Assignor shall pay to Assignee an amount equal to the sum of (x) $10,000.00 plus (y) $1,000.00 per day for each day delay thereafter, as liquidated damages for such failure. If the delivery of any such Area is delayed past the respective Delivery Date due to (i) any act or omission of Assignee or any of its employees, agents or contractors or (ii) Assignee's failing to deliver to Assignor any such space pursuant to the 903 Sublease, then such Area shall be deemed delivered on the Delivery Date and no liquidated damages shall be due to Assignee.

                    c. In the event Assignor shall fail to deliver any such Area in broom clean condition (other than due to Force Majeure or any act or omission of Assignee or any of its employees, agents or contractors), Assignor shall pay Assignee an amount equal to the cost of making the Area broom clean within 30 days after the date Assignee delivers to Assignor paid invoices evidencing the payment by Assignee for such work (which invoices must be delivered by Assignee to Assignor on or before 15 days following the date of such work).

          15. Assignor shall indemnify, defend (by counsel selected by Assignor), and hold harmless Assignee from and against any and all third party claims pursuant to any environmental laws arising from or related to the release of any hazardous or toxic material by Assignor on the Premises during the Lease term prior to the date hereof. The preceding sentence shall not diminish the rights or obligations of either party under the common law or any environmental law.

          16. Landlord hereby (a) consents to the execution, delivery and performance of this Assignment and the Sublease and (b) releases Assignor from and against any and all claims, obligations and liabilities of every kind or nature whatsoever arising under or relating to the Lease.


          IN WITNESS WHEREOF, this Assignment has been duly executed by the parties hereto on the day and year first above written.

                                           ASSIGNOR

                                           Allied Digital Technologies Corp.


                                           By: /s/ Douglas G. McDonald
                                           ---------------------------
                                           Name: Douglas G. McDonald
                                           Title: Executive V.P. and CFO


                                           ASSIGNEE

                                           Disc Graphics, Inc.


                                           By: /s/ Margaret Krumholz
                                           -------------------------
                                           Name:  Margaret Krumholz
                                           Title: Sr. V.P. and CFO



                                           LANDLORD (except as to the
                                             provisions with respect to
                                             the 903 Sublease)


                                           /s/ Lee Halpern
                                           ---------------
                                              Lee Halpern



                                           /s/ Larry Halpern
                                           -----------------
                                            Larry Halpern